Shareholder Letter Q3 2026 J O B Y A V IA T IO N N O V E M B E R 4 , 2 0 2 6 J O B Y A V IA T IO N .C O M

Highlights Planned Resonant Sciences acquisition to bring scale to Joby’s defense business; on track to close early 2027 Key ‘for credit’ testing completed, 17 aircraft in production $2.2B in cash and short-term investments as of September 30, 2026; FY26 revenue outlook up 15% Blade flies record 44,000+ passengers in Q3 First eIPP flights completed in Texas and Florida First-ever autonomous flight across U.S. completed; Air Force contracts expanded to ~$37M Joby AviationQ3 2026 Shareholder Letter Nov 4, 2026 2

Joby AviationQ3 2026 Shareholder Letter Nov 4, 2026 3 THIS WEEK IN FLORIDA, we retraced a journey that helped launch an industry. In 1914, a flight across Tampa Bay marked the beginning of scheduled commercial aviation. One hundred and twelve years later, our aircraft took off vertically from St. Petersburg, crossed the bay to Tampa and landed vertically, bringing that historic route into a new era. Our flights in Florida follow the launch of the government’s eVTOL Integration Pilot Program (eIPP) in Texas, where we completed a week-long flight campaign across the Dallas-Fort Worth area demonstrating how our aircraft can connect communities and serve major airports with quiet, emissions-free flight. As Transportation Secretary Sean Duffy highlighted at the eIPP launch event in Texas, these flights allow us to generate data that will accelerate the path to certification for eVTOL aircraft and we’re grateful for the extraordinary opportunity this program presents for Joby and for America to lead the world in aerospace innovation. Back home in California, we recorded another strong quarter of progress on the final stage of certification and completed a range of significant certification tests for credit, as we laid the groundwork for Type Inspection Authorization (TIA) testing to begin. We continue to scale manufacturing with the support of our partners at Toyota and recently released work orders to begin our eighteenth production aircraft, focusing on building in quality and efficiency improvements as we scale. Our customer foundations are growing, too. Our Blade business flew more than 44,000 passengers in the third quarter, the most in any quarter in its history. Growth was led by our New York airport service, where passenger numbers rose 61% year-over-year and the number of new airport passengers more than doubled. During the quarter, we also demonstrated the maturity of our Superpilot™ autonomy technology, completing a 3,199-mile journey across the United States with zero disengagements. Landing at the birthplace of powered flight in Kitty Hawk, NC, felt particularly meaningful, given the potential for this technology to have a profound impact on the future of flight. The team subsequently celebrated securing additional defense contracts for this technology, bringing the total value of those contracts to approximately $37 million. Our planned acquisition of Resonant Sciences will provide a dedicated home for our defense work, along with an experienced team and classified infrastructure, allowing our commercial aviation organization to remain focused on bringing our electric air taxi into service. Resonant is a leader in low-observability technology and had more than $100 million in trailing- twelve-month revenue as of July 2026, growing approximately 40% year-over-year. The acquisition is expected to close early next year, subject to receipt of regulatory approvals and other closing conditions. I’m confident the combination will create a scaled defense growth platform that can accelerate our work in autonomy and expand the applications for Joby’s existing technology. Here in the U.S., the eIPP has shown us how much support there is among communities that want to be among the first to offer electric air taxi service. We’re seeing that same commitment in Dubai, where the second vertiport in our purpose-built network is now complete, and we continue to plan for the beginning of operational flight testing there later this year, with a pilot on board. The Jannus flight in 1914 was the world’s first scheduled commercial flight. What stays with me about Tony Jannus’s flight is that he helped launch an industry by giving people a new way to make a familiar journey across Tampa Bay. I believe we have a similar opportunity today to make flight a part of everyday journeys, whether that’s a trip across the bay or from downtown to the airport. The progress we’re making toward certification, and the aircraft taking shape on our manufacturing line, give me every confidence that Joby can lead that change. We recently powered on the first of our aircraft designated for passenger testing. After years of imagining what it will feel like to fly with Joby, I’m very much looking forward to taking my first flight on that aircraft and telling you about it on our next financial results call. I’m deeply grateful to our team, our partners and our shareholders for bringing us closer to the day we can welcome our first passengers on board. JoeBen Bevirt Founder and Chief Executive Officer To our shareholders:

# Launching eIPP Operations in Texas and Florida

**WE BEGAN FLIGHTS** under the White House-backed eVTOL Integration Pilot Program (eIPP) in Texas in September followed by demonstrations in Florida, completing flights in Tampa and Orlando.

The eIPP has the potential to significantly accelerate our path to commercial service by enabling us to demonstrate the operational maturity, acoustic performance and airspace integration needed to launch service.

By flying real-world routes between urban locations and major airports, we are generating operational data that will help the FAA develop the safety rules needed for commercial air taxi service at scale. Working closely with the FAA, we see a path under the eIPP to progress from pilot-only flights to flights carrying non-paying passengers and, eventually, paying passengers as certification progresses.



*Above: Joby Chief Test Pilot, Zach Reeder, hands over the first ever U.S. flag flown on an eVTOL aircraft to U.S. Transportation Secretary Sean Duffy*

*Below: The Joby electric air taxi takes to the skies over Texas*


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# Texas

**JOBY'S FLIGHTS IN TEXAS** marked the launch of the eIPP program. Over a week of flying, we completed missions between Alliance Airport in Fort Worth, key sites across the region and DFW International Airport. Our approach into DFW took us through the "spine," the airspace between two active runways, demonstrating our operational maturity and building on years of research with the FAA and NASA, including simulations of air taxi operations at DFW.

We celebrated the launch of the program at Perot Field, with a vertical takeoff and landing flight demonstration attended by Transportation Secretary Sean Duffy and Senator Ted Cruz. We're establishing a long-term presence at the airport, where a newly leased 45,000-square-foot facility will serve as our home base for the Dallas-Fort Worth market.

We also brought our aircraft to Toyota Motor's North American HQ in Plano, Texas, where it executed a precision landing on the campus—an unmistakable demonstration of the flexibility enabled by vertical takeoff and landing.



*Above: Toyota team members watch as Joby lands at Toyota Motor's North American headquarters in Plano, TX*

*Below: The Joby electric air taxi en route to Dallas Fort Worth International Airport*


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# Florida

**OUR FLIGHTS IN FLORIDA** brought our electric air taxi to communities across the state. A centerpiece of the week-long campaign was a recreation of the historic Jannus flight across Tampa Bay, 112 years after the world's first scheduled commercial airline flight took place on that same route.

Our aircraft took off vertically from Albert Whitted Airport in downtown St. Petersburg, crossed the bay and landed vertically at Tampa International Airport, demonstrating the kind of city-to-airport journey we expect to be of significant value to our future customers.

At Orlando International Airport (MCO), we landed at a new vertiport near Terminal C and the airport's train station, bringing our aircraft into the airport's central terminal area. These flights put into practice routes and procedures developed over two years of simulation with the FAA, NASA, the Greater Orlando Aviation Authority and Orlando air traffic controllers.

We also plan to fly at Kennedy Space Center's Shuttle Landing Facility during the upcoming UP.Summit, extending our campaign to Florida's Space Coast.



*Above: Crowds gathered to watch Joby's recreation of the historic 1914 Jannus Flight*

*Below: The Joby electric air taxi flies across Tampa Bay, FL*



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# Advancing Toward TIA Flight Testing

**WITH STAGES ONE, TWO AND THREE COMPLETE** on our 5 stage path to type certification, we also completed a series of significant 'for credit' tests with the FAA, covering the fuselage, propeller hubs, tail, ruddervators, tilt actuators and the high-resolution recorder.

The FAA also approved test reports covering the inboard nacelle, landing gear and tail tip nacelle beam.

Our ongoing certification work continues to lay the groundwork for TIA flight testing to begin, with FAA pilot training and Joby flight testing of the relevant aircraft expected in the first half of next year.

The FAA has indicated that carrying passengers under the eIPP program will require companies to be in substantial TIA testing, making this a key milestone as we prepare for early passenger operations.



*Static testing of the Joby air taxi fuselage*



*Leading edge bird strike testing of the Joby air taxi tail*

DATA AS OF OCTOBER 30, 2026


STAGE 1
Certification Basis
JOBY
100%
FAA
100%
STAGE 2
Means of Compliance
100%
100%
STAGE 3
Certification Plans
100%
100%
STAGE 4
Testing & Analysis
83%
78%
STAGE 5
Show & Verify
25%
14%

Percentage completion may fluctuate mildly through the course of certification as documents are edited and resubmitted. Data as of October 30, 2026.

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# Scaling Production with Toyota

**WE ARE EXPANDING MANUFACTURING** capacity to support certification testing and early operations in the U.S. and Dubai. We recently released work orders to begin the eighteenth production aircraft to come from our Marina manufacturing line.

Our strategic collaboration with Toyota is playing an important role in our manufacturing growth. Toyota production engineers are working alongside Joby teams in California, applying production-system expertise and holding regular Obeya reviews—Toyota's visual, cross-functional approach for tracking progress, surfacing issues, and rapidly aligning on improvement actions.

We have also welcomed Keiji "Smokey" Kojima, a 30-year Toyota veteran, as General Manager of our Marina site, where he leads plant operations spanning composites, airframe assembly, aircraft integration, and local production control.

As we increase output, we continue to focus on building quality and efficiency into the manufacturing process. From the first to the third quarter of 2026, output across our eight core manufacturing shops increased by 37%, while the proportion of articles with a recorded nonconformance fell by 38%.

We continue to match the pace of expansion to clear opportunities to deploy aircraft. By combining Joby's aviation expertise with Toyota's production experience and shared investment, we believe we can reduce the capital required to scale while building the systems needed for consistent, high-quality aircraft production.



*Above: Joby composite manufacturing cell in Marina, CA*

*Below: Joby's electric air taxi en route to The Quail event held in Monterey, CA*


TOYOTA
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TOYOTA

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OUR BLADE BUSINESS CONTINUES to demonstrate the significant demand that exists for vertical lift. In the third quarter, Blade flew more than 44,000 passengers, the most in any quarter in its history. Growth was led by our New York airport service, where the number of passengers increased 61% year-over- year and new airport passengers more than doubled. We also launched service to Austin’s Circuit of the Americas, selling out of seats for their biggest race of the year and laying a foundation for future operations in Texas. This quarter, we announced the return of BLADEone, a service that connects the New York area with Miami and Palm Beach using a commercial jet reconfigured for just 16 passengers. We believe this service will deepen our relationship with our fliers traveling between these two important markets and, unlike our Manhattan airport service, BLADEone offers a “wing to blade” connection. Passengers can step off their helicopter and walk straight onto the BLADEone jet in an example of the type of seamless service we’d like to offer in the future. Building a Customer Base Joby AviationQ3 2026 Shareholder Letter Nov 4, 2026 9 A view from the Blade lounge at Circuit of the Americas, Austin, TX

# Demonstrating Autonomy Across America

**THE U.S. AIR FORCE HAS AWARDED** additional funding to accelerate our autonomous flight technology, bringing its total commitment from nearly $20 million in previously awarded contracts to nearly $37 million, and raising the contract ceiling for operational testing from $5 million to $50 million. Awarded through AFWERX, the Air Force's innovation arm, the funding supports continued development of our autonomy software and expanded operational testing in the Pacific as the Air Force moves toward sustained autonomous logistics operations.

The contract expansion builds on our nationwide J208 flights, part of our 2026 Electric Skies campaign. In the first-ever autonomous flight across the United States, our Superpilot™ autonomy system flew a Cessna Caravan 3,199 miles from Concord, California, to North Carolina's Outer Banks, completing the first coast-to-coast autonomous flight by a civilian aircraft. The system completed the journey with zero disengagements and no control inputs from its onboard safety pilot. The aircraft then returned to Concord, bringing the full tour to more than 6,500 miles across 24 states.

Our dual-use technology is designed to support autonomous flight in civilian skies and contested military environments, combining advanced sensors, onboard computing and automated flight controls. A ground-based operator monitors each flight and can update routes and communicate with air traffic control in real time.

Our planned acquisition of Resonant Sciences is expected to further strengthen this foundation and advance our broader strategy for autonomous logistics and cargo operations across defense, emergency response and commercial markets.


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*Above: Local students from Flight Club 502 visit the J208 aircraft in Louisville, KY*

*Below: The J208 aircraft begins its autonomous journey across America by passing the Golden Gate Bridge*



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Joby AviationQ3 2026 Shareholder Letter Nov 4, 2026 11 Fredericksburg, VA Concord, CA Oklahoma City, OK Outer Banks, NC Salt Lake City, UT Jackson Hole, WY

DURING THE QUARTER, we entered into a definitive agreement to acquire Resonant Sciences, a defense technology company based in Dayton, Ohio. The acquisition is expected to bring immediate scale to Joby’s defense business through the addition of a rapidly growing, EBITDA-positive company supporting active U.S. national security programs. Resonant’s approximately 250 employees bring deep expertise in sensing, secure communications, electronic countermeasures and low-observability technology. The company combines classified infrastructure and established production operations with longstanding customer relationships and its electronics, apertures and radomes, are already qualified across more than 20 commercial and defense airframes. Resonant’s revenue grew approximately 40% year- over-year to more than $100 million in the trailing twelve months through July 2026, with high-teens adjusted EBITDA margins in recent periods. Bookings in the first half of 2026 exceeded three times the prior-year level, while backlog more than doubled year-over-year. We believe that combining our aircraft platforms, propulsion and autonomy with Resonant’s sensing and mission systems will allow us to pursue opportunities neither company could address alone, with an early focus on integrating our autonomy technology and Resonant’s radio-frequency sensing and signal processing to develop autonomous systems for defense customers. The acquisition is designed to support growth in defense while preserving our commercial aviation organization’s focus on certifying our aircraft, scaling manufacturing and launching our commercial air taxi service. Under Co-Founder and CEO J. Micah North, Resonant will become our dedicated defense business, and we expect to bring our existing turbine-electric, hydrogen-electric and autonomy initiatives into this organization that is already equipped to serve defense customers. This would give those programs the dedicated leadership, infrastructure and production capabilities needed to grow, allowing our commercial team to remain focused on certifying, manufacturing and launching our electric air taxi. We expect the acquisition to close in early 2027, subject to receipt of regulatory approvals and other customary closing conditions. Creating a Dedicated Defense Business Joby AviationQ3 2026 Shareholder Letter Nov 4, 2026 12 JoeBen Bevirt and J. Micah North at the Resonant Sciences headquarters in Dayton, OH Resonant Sciences is a global leader in low-observability technologies JoeBen Bevirt with the Resonant Sciences team in Dayton, OH

# Electric Skies



U.S. Transportation Secretary Sean Duffy, with members of the Joby Team at Perot Field, Fort Worth, TX



The Joby aircraft arriving at Toyota Motor's North American Headquarters in Plano, TX


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The Joby aircraft completed a week of testing across the Dallas-Fort Worth region


Joby
Project Nexus

Joby founder and CEO JoeBen Bevirt at the Project Nexus launch in Fort Worth, TX

From left: Sen. Ted Cruz, Texas Transportation Commissioner Steven Alvis, Joby CEO JoeBen Bevirt, U.S. Transportation Secretary Sean Duffy and NBAA COO Chris Rocheleau.

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Jackson Hole, WY


LOUISVILLE
MUHAMMAD ALI

Jennifer Kirchner, executive director of Kentuckians for Better Transportation, speaks in front of the J208 aircraft in Louisville, KY


↑CHGR
HPADS →

The Joby aircraft in flight over SunTrax, a purpose-built advanced air mobility test track in central Florida



The Joby team at Fort Worth, TX


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Joby's J208 aircraft prepares for an autonomous take-off from Muhammad Ali International Airport in Louisville, KY, home to Worldport, the world's largest automated package-handling facility


Joby

The Joby air taxi on display during Fleet Week in San Francisco, CA

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Joby AviationQ3 2026 Shareholder Letter Nov 4, 2026 15 Tampa, FL Jackson Hole, WY Tampa, FL Tampa, FL Jackson Hole, WY Fort Worth, TX

Financial Updates Joby AviationQ3 2026 Shareholder Letter Nov 4, 2026 16

Third Quarter 2026 Financial Summary IN THE THIRD QUARTER OF 2026, revenue totaled $55.1 million. Our net loss of $211.8 million primarily reflected a net operating loss of $278.1 million partially offset by other income of $66.5 million. Operating expenses for the quarter totaled $333.2 million and reflected costs to support certification and manufacturing of our aircraft and costs associated with the operation of our Blade passenger business. Expenses included stock-based compensation of $54.7 million and depreciation and amortization of $12.1 million. Other income included $16.7 million of interest and other income, net, as well as a $49.8 million non- cash gain from the revaluation of warrants, earnout shares and contingent consideration. Net loss in the third quarter of 2026 decreased by $189.4 million compared with the third quarter of 2025, primarily driven by a $286.0 million improvement in other income. This included a $278.9 million favorable change in the fair value of warrants, earnout shares, and contingent consideration. Net loss also benefited from a $3.6 million increase in gross profit, reflecting a $32.5 million increase in revenue, partially offset by a $28.9 million increase in cost of revenue, both primarily associated with our Blade business. These improvements were partially offset by higher operating expenses driven by a $59.4 million increase in research and development costs, reflecting continued investment to support certification and manufacturing readiness, and a $40.6 million increase in selling, general and administrative expenses. Compared with the second quarter of 2026, our third quarter of 2026 net loss decreased by $33.6 million from $245.4 million in the prior quarter. Other income was $50.9 million higher than in the prior quarter, primarily reflecting a non-cash revaluation gain on our warrants, earnout shares, and contingent consideration compared to a loss in the prior quarter. The $17.2 million increase in loss from operations primarily reflected increased investment to support certification, manufacturing, and the Blade business, as well as higher legal and other expenses. Adjusted EBITDA in the third quarter of 2026 was a loss of $207.9 million, primarily reflecting employee costs and support associated with the development, certification and manufacturing of the aircraft and Blade operations. The Adjusted EBITDA loss increased by $75.1 million compared with the third quarter of 2025 and by $10.8 million compared with the second quarter of 2026, reflecting continued investment in our aircraft development, certification, manufacturing and commercial preparations. Adjusted EBITDA is a non-GAAP metric defined as net income (loss) before interest income, interest expense, income tax expense (benefit), depreciation and amortization expense, stock- based compensation expense, loss on common stock issuance in private placement, impact from revaluation of non-operating derivative liabilities, acquisition transaction costs, and other income or costs which are not directly related to ongoing core operations. Please see the section titled “Non-GAAP Financial Measures” for a reconciliation of Net Loss to Adjusted EBITDA. We ended the third quarter of 2026 with $2.2 billion in cash, cash equivalents, and investments in marketable securities which includes approximately $128 million in net proceeds from our at-the-market equity program during the quarter. During Q3 2026, our use of cash, cash equivalents and short-term investments was $195 million, keeping us on track with our previously provided guidance for the second half of 2026. Strong Blade performance enables us to again raise our full-year revenue guidance to a range of $135 million to $140 million, from the earlier outlook of $115 million to $125 million. For the second half of 2026, we continue to expect our use of cash, cash equivalents and short-term investments to be between $385 million and $415 million. This reflects investment toward certification of our eVTOL aircraft, expansion of manufacturing, and advancement of commercial preparations including participation in the U.S. eVTOL Integration Pilot Program. Joby AviationQ3 2026 Shareholder Letter Nov 4, 2026 17

# Condensed Statement of Operations

**JOBY AVIATION, INC. AND SUBSIDIARIES**
Unaudited (in thousands, except share and per share data)

| | Three Months Ended September 30, | | Nine Months Ended September 30, | |
|---|---|---|---|---|
| | 2026 | 2025 | 2026 | 2025 |
| Revenue | $ 55,089 | $ 22,574 | $ 117,974 | $ 22,589 |
| Operating expenses: | | | | |
| Cost of Revenue | 39,019 | 10,060 | 86,120 | 10,070 |
| Research and development | 208,599 | 149,163 | 580,731 | 419,837 |
| Selling, general and administrative | 85,568 | 45,018 | 223,683 | 105,497 |
| Total operating expenses | 333,186 | 204,241 | 890,534 | 535,404 |
| Loss from operations | (278,097) | (181,667) | (772,560) | (512,815) |
| Interest and other income, net | 16,732 | 9,673 | 53,445 | 29,420 |
| Loss on common stock issuance in private placement | — | — | — | (40,258) |
| Gain (loss) from change in fair value of warrants, earnout shares and contingent consideration, net | 49,765 | (229,149) | 152,432 | (284,424) |
| Total other income (loss), net | 66,497 | (219,476) | 205,877 | (295,262) |
| Loss before income taxes | (211,600) | (401,143) | (566,683) | (808,077) |
| Income tax expense | 230 | 83 | 540 | 229 |
| Net loss | $ (211,830) | $ (401,226) | $ (567,223) | $ (808,306) |
| Net loss per share, basic and diluted | $ (0.22) | $ (0.48) | $ (0.59) | $ (1.01) |
| Weighted-average common shares outstanding, basic and diluted | 978,533,969 | 844,551,006 | 964,109,268 | 803,188,296 |



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Alliance

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Condensed Balance Sheets JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (in thousands) Condensed Balance Sheets J BY I TI , I C. S BSI I RIES naudited (In thousands) September 30, 2026 December 31, 2025 Assets Current assets: Cash and cash equivalents $ 521,527 $ 240,810 Short-term investments 1,676,339 1,167,106 Total cash, cash equivalents and short-term investments 2,197,866 1,407,916 Restricted cash 254 220 Accounts and other receivables 9,503 7,139 Prepaid expenses and other current assets 36,541 30,479 Total current assets 2,244,164 1,445,754 Property and equipment, net 241,535 146,571 Operating lease right-of-use assets 29,558 31,837 Restricted cash 1,193 693 Intangible assets 16,315 18,859 Goodwill 89,390 89,422 Other non-current assets 65,037 61,933 Total assets $ 2,687,192 $ 1,795,069 Liabilities and stockholders’ equity Current liabilities: Accounts payable $ 5,030 $ 3,604 Operating lease liabilities, current portion 8,839 8,404 Accrued expenses and other current liabilities 108,829 48,018 Total current liabilities 122,698 60,026 Operating lease liabilities, net of current portion 23,347 26,167 Long-term debt 702,571 — Warrant liability 12,139 104,878 Earnout shares liability 56,138 156,692 Other non-current liabilities 23,483 37,593 Total liabilities 940,376 385,356 Commitments and contingencies Stockholders’ equity: Preferred stock — — Common stock 101 91 Additional paid-in capital 5,110,524 4,193,684 Accumulated deficit (3,352,802) (2,785,579) Accumulated other comprehensive income (loss) (11,007) 1,517 Total stockholders’ equity 1,746,816 1,409,713 Total liabilities and stockholders’ equity $ 2,687,192 $ 1,795,069 Q3 2026 Shareholder Letter November 4, 2026 Joby Aviation FS-2 Joby AviationQ3 2026 Shareholder Letter Nov 4, 2026 19

Condensed Statement of Cash Flows JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (in thousands) Statement f s Flows JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited ( n thousands) Nine Months Ended September 30, 2026 2025 Cash flows from operating activities Net loss $ (567,223) $ (808,306) Reconciliation of net loss to net cash used in operating activities: Depreciation and amortization expense 34,945 29,095 Stock-based compensation expense 150,681 86,447 (Gain) loss from change in the fair value of warrants, earnout shares and contingent consideration, net (152,432) 284,424 Non-cash interest expense, and amortization of debt discount and issuance costs 3,046 — Loss on common stock issuance in private placement — 40,258 Net accretion and amortization of investments in marketable debt securities (2,116) (7,292) Changes in operating assets and liabilities, net of effects of acquisitions Accounts and other receivables and prepaid expenses and other current assets (1,464) 8,938 Other non-current assets 785 (213) Accounts payable and accrued expenses and other current liabilities 68,307 9,018 Non-current liabilities (20,748) 905 Net cash used in operating activities (486,219) (356,726) Cash flows from investing activities Purchases of marketable securities (1,052,307) (594,231) Proceeds from sales and maturities of marketable securities 532,035 565,555 Purchases of property and equipment and other long-lived assets (131,299) (40,109) Acquisitions, net of cash 39 1,883 Net cash used in investing activities (651,532) (66,902) Cash flows from financing activities Underwritten public offering gross proceeds 600,000 — Underwritten public offering commission and offering expenses (23,664) — Gross proceeds from issuance of convertible notes 690,000 — Convertible notes underwriting discounts and commissions and issuance costs (20,311) — Proceeds from mortgage loan 30,750 — Payment for capped call transactions (63,273) — Proceeds from issuance of common stock in private placement, net — 249,905 At-the-market public offering gross proceeds 130,000 148,711 At-the-market public offering commission and offering expenses (1,796) (4,839) Proceeds from the issuance of common stock under the Employee Stock Purchase Plan 8,191 5,022 Proceeds from the exercise of stock options and warrants 71,012 35,042 Repayments of obligations under finance lease and tenant improvement loan (1,907) (1,195) Net cash provided by financing activities 1,419,002 432,646 Net change in cash, cash equivalents and restricted cash 281,251 9,018 Cash, cash equivalents and restricted cash, at the beginning of the period 241,723 200,389 Cash, cash equivalents and restricted cash, at the end of the period $ 522,974 $ 209,407 Reconciliation of cash, cash equivalents and restricted cash in balance sheets Cash and cash equivalents $ 521,527 $ 208,367 Restricted cash 1,447 1,040 Cash, cash equivalents and restricted cash in balance sheets $ 522,974 $ 209,407 Non-cash investing and financing activities Common stock issued as acquisition consideration $ 7,631 $ 74,496 Unpaid property and equipment purchases $ 1,293 $ 4,788 Property and equipment purchased through finance leases $ 5,856 $ 3,665 Right-of-use assets acquired through operating leases $ 4,463 $ 3,853 Q3 2026 Shareholder Letter November 4, 2026 Joby Aviation FS-3Joby AviationQ3 2026 Shareholder Letter Nov 4, 2026 20

# Non-GAAP Financial Measures

**JOBY AVIATION, INC. AND SUBSIDIARIES**
Unaudited (in thousands)

**ADJUSTED EBITDA** is a non-GAAP measure of operating performance that is included to communicate the financial performance of activities associated with core operations that support the development, manufacturing and commercialization of the Joby aircraft. Adjusted EBITDA is defined as net income (loss) before interest income, interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, loss on common stock issuance in private placement, impact from revaluation of non-operating derivative liabilities, acquisition transaction costs, and other income or costs which are not directly related to ongoing core operations. We believe Adjusted EBITDA, when read in conjunction with our GAAP financials, provides investors and management with a useful measure for the evaluation of our operating results and a basis for comparing our core, ongoing operations from period to period. Because Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, it should not be considered more meaningful than or as a substitute for net income (loss) as an indicator of our operating performance. Adjusted EBITDA may not be directly comparable to similarly titled measures provided by other companies due to potential differences in methods of calculation. From time to time, we may modify the nature of the adjustments we make to arrive at Adjusted EBITDA.

A reconciliation of Adjusted EBITDA to net loss is as follows:

| | Three Months Ended September 30, | | Nine Months Ended September 30, | |
|---|---|---|---|---|
| | 2026 | 2025 | 2026 | 2025 |
| Net loss | $ (211,830) | $ (401,226) | $ (567,223) | $ (808,306) |
| Income tax expense | 230 | 83 | 540 | 229 |
| Loss before income taxes | (211,600) | (401,143) | (566,683) | (808,077) |
| Interest and other income, net | (16,732) | (9,673) | (53,445) | (29,420) |
| Loss on common stock issuance in private placement | — | — | — | 40,258 |
| (Gain) loss from change in the fair value of warrants, earnout shares and contingent consideration, net | (49,765) | 229,149 | (152,432) | 284,424 |
| Loss from operations | (278,097) | (181,667) | (772,560) | (512,815) |
| Stock-based compensation expense | 54,665 | 32,870 | 150,681 | 86,447 |
| Depreciation and amortization expense | 12,092 | 10,210 | 34,945 | 29,095 |
| Acquisition transaction costs | 3,479 | 5,822 | 3,479 | 5,822 |
| Adjusted EBITDA | $ (207,861) | $ (132,765) | $ (583,455) | $ (391,451) |

Q3 2026 Shareholder Letter Nov 4, 2026 Joby Aviation 21

Upcoming Events Webcast Details THIRD QUARTER 2026 FINANCIAL RESULTS WEBCAST The Company will host a webcast and conference call at 5:00pm ET (2:00pm PT) on November 4, 2026. The webcast will be publicly available in the Financial Results section of the company’s investor website: ir.jobyaviation.com. UP.SUMMIT JEFFERIES AEROSPACE & DEFENSE INVESTORS GOLDMAN SACHS INDUSTRIALS AND MATERIALS CONFERENCE 29TH ANNUAL NEEDHAM GROWTH CONFERENCE Joby AviationQ3 2026 Shareholder Letter Nov 4, 2026 22

THIS SHAREHOLDER LETTER contains “forward- looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of our aircraft and the growth of our manufacturing capabilities; our regulatory outlook, progress and timing, including plans to begin TIA testing next year, plans for our Chief Executive Officer to fly on our aircraft and plans to begin operational flight testing in Dubai in 2026; planned operations with the Department of Defense, including benefits we expect to receive from our contracts with the US Air Force; our business plan, objectives, goals, market opportunity and expected demand for our aircraft and services; plans for, and potential benefits of, our strategic partnerships, including the potential to reduce the capital required to scale manufacturing and other operations, our strategic manufacturing alliance with Toyota and the expected timing of the second tranch of Toyota’s investment, and our Blade partnerships; the timing and expected benefits of our planned acquisition of Resonant Sciences, including the potential for revenue growth and additional defense opportunities; expected opportunities under the eIPP, including locations and timing of eIPP flights, opportunities for pre-type certification operations, the potential for the eIPP to accelerate our path to commercial operations and expected progression of eIPP flights from piloted demo flights to paying passengers; plans for an operational base in Texas at Perot Field; and our current expectations relating to our business, financial condition, results of operations, prospects, capital needs and growth of our operations, including expected benefits of our vertically-integrated business model and our use of cash and revenue guidance for 2026. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to launch our air taxi service and the growth of the urban air mobility market generally; our ability to produce aircraft that meet our performance expectations in the volumes and on the timelines that we project; complexities related to obtaining certification and operating in foreign markets; contracts with the U.S. Air Force may be subject to government funding and appropriations constraints, and contracts for which the U.S. Air Force sets a ceiling may not result in the maximum amount being paid; the ability to secure additional contracts with U.S. government agencies cannot be guaranteed; our ability to satisfy any remaining closing conditions for the acquisition of Resonant Sciences; our ability to integrate Resonant Sciences’ business and team into our operations and to retain key personnel; our ability to realize anticipated benefits of any combined operations; risks of unanticipated costs of acquiring or integrating Resonant Sciences’ business; the need to negotiate additional definitive agreements and secure permits and other required approvals to achieve the full expected value of our partnerships; the competitive environment in which we operate; our future capital needs; our ability to adequately protect and enforce our intellectual property rights; our ability to effectively respond to evolving regulations and standards relating to our aircraft; our reliance on third-party suppliers and service partners; uncertainties related to our estimates of the size of the market for our service and future revenue opportunities; and other important factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2026, our Quarterly Report on Form 10-Q filed with the SEC on May 6, 2026, and in future filings and other reports we file with or furnish to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this shareholder letter. While we may elect to update such forward- looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. Forward-Looking Statements CONTACT DETAILS Investors: investors@jobyaviation.com Media: press@jobyaviation.com Joby AviationQ3 2026 Shareholder Letter Nov 4, 2026 23